Exhibit 8.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000 FACSIMILE: +1-650-251-5002

Direct Dial Number		E-mail Address

June 3, 2016

Denali Holding Inc.

One Dell Way

Round Rock, TX 78682

Re:	Agreement and Plan of Merger, dated as of October 12, 2015

Ladies and Gentlemen:

We have acted as counsel to Denali Holding Inc., a Delaware corporation (“Parent”), in connection with the Agreement and Plan of Merger, dated as of October 12, 2015 (including the exhibits thereto and as amended, the “Merger Agreement”), by and among Parent, Dell Inc., a Delaware corporation, Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and EMC Corporation, a Massachusetts corporation (the “Company”), pursuant to which Merger Sub will be merged with and into Company (the “Merger”), with the Company surviving the Merger. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-208524) (as amended to the date hereof, the “Registration Statement”) filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain proposed transactions pursuant to the Merger Agreement and to which this opinion appears as an exhibit.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of (A) the Company, (B) Parent, (C) Silver Lake Partners III, L.P., a Delaware limited partnership, and Silver Lake Partners IV, L.P., a Delaware limited partnership and (D) Michael S. Dell and Susan Lieberman Dell Separate Property Trust, in each case, delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed that (i) the Merger will be effected in accordance with the terms of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the party making the representation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification and (v) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 6.03(d) of the Merger Agreement, each as of the Effective Time.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, under current U.S. federal income tax law, (1) the Merger, taken together with related transactions, should qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Class V Common Stock should be considered common stock of Parent for U.S. federal income tax purposes.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

There are no Code provisions, U.S. federal income tax regulations, court decisions or published Internal Revenue Service (“IRS”) rulings that directly address the characterization of stock with characteristics similar to the Class V Common Stock and the IRS will not issue advance rulings regarding such characterization. In the past, the IRS and prior presidential administrations have announced that they are studying the appropriate treatment of stock similar to the Class V Common Stock or have proposed changing the tax treatment of such stock. In the absence of tax authorities directly on point or an advance ruling from the IRS, the characterization of the Class V Common Stock and treatment of the Merger as an exchange described in Section 351 of the Code is not free from doubt and there can be no assurance that the IRS or a court would not take a contrary position to the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP